                                                              EXHIBIT 10.5


                                 ADDENDUM NO. 2

      CONTRACT MANUFACTURING AGREEMENT - LITHOGRAPHY LASER

      This Addendum No. 2 to the Contract Manufacturing Agreement is entered into as of February 21, 2000, by and between Cymer, Inc., a Nevada corporation ("CYMER USA"), with offices at 16275 Technology Drive, San Diego, CA 92127-1815, Cymer Japan, Inc., a Japanese corporation and a wholly-owned subsidiary of CYMER USA ("CJI") with offices at 4-17-8 Minamiyawata, Ichikawa, Chiba 272-0023 Japan, and Seiko Instruments Inc., a Japanese corporation ("SII"), with offices at 8, Nakase 1-chome, Mihama-ku, Chiba-shi, Chiba 261-8507 Japan.

      WHEREAS, CYMER USA and SII entered into a Contract Manufacturing Agreement (the "Agreement") as of August 28, 1992 for the manufacture, by SII, of certain products designed by CYMER and the sale of such products, by SII, to CYMER only;

      WHEREAS, CYMER USA and SII entered into Addendum No. 1 ("Addendum No. 1") to the Agreement on February 1, 1996 to clarify the rights and obligations of the parties in view of changes which have occurred since the Contract Manufacturing Agreement was first executed; and

      WHEREAS, CYMER USA, CJI and SII desire to enter into this Addendum No. 2 which further amends and modifies the Agreement to provide that CJI will provide certain materials to SII and SII will, for a fee to be paid by CJI, manufacture, test and deliver certain products pursuant to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, it is hereby agreed to amend and modify the terms of the Agreement as follows:

1.5 The first sentence of Section 1.5 shall be deleted in its entirety and restated to read as follows:

      1.5 "MANUFACTURE AND TEST" shall mean the restricted use of CYMER Patents and Technical Information by SII to allow SII to perform only the following tasks: (a) perform only the final assembly of the Products; and (b) using Test Equipment, perform only the necessary Tests to ensure the proper operation of the assembled Products in accordance with CYMER's Specifications as defined hereunder.

1.7   Section 1.7 shall be added to the Agreement and shall read as follows:

      1.7 "CYMER" shall, unless otherwise stated, mean CYMER USA and/or CJI, as appropriate.

2. The heading to Section 2 of the Agreement shall be deleted in its entirety and restated to read as follows:

      AGREEMENT TO MANUFACTURE, TEST AND DELIVER PRODUCTS

2.1 The subheading and first sentence to Section 2.1 of the Agreement shall be deleted in its entirety and restated to read as follows:

      2.1 MANUFACTURE, TEST AND DELIVER. CYMER permits SII to use CYMER Technical Information and to perform tasks under CYMER Patents only to the extent necessary to allow SII to Manufacture and Test Products exclusively for CJI and to deliver Products exclusively to parties designated by CJI and CJI agrees to compensate SII for such Manufacture and Testing and delivery pursuant to the terms and conditions set forth herein. At all times ownership of Products shall remain with CJI and not with SII.

2.2 The last sentence of Section 2.2 shall be deleted in its entirety and restated to read as follows:

      This Section notwithstanding, SII shall have the right to continue the manufacture and sale of HP (High Power) lasers pursuant to the terms of the Product License and Manufacturing Agreement for HP (High Power) Lasers between SII and CYMER USA dated August 28, 1992.

4.1 The first sentence of Section 4.1 shall be deleted in its entirety and restated to read as follows:

      After training of SII personnel and process qualification as described in
Section 3 above, SII shall perform the final assembly and testing of the Product as ordered by CJI pursuant to Section 5 below.

4.2 The first sentence of Section 4.2 shall be deleted in its entirety and restated to read as follows:

      CJI shall provide free of charge to SII Proprietary Modules, as well as subcomponents and parts which constitute the Product, as defined in Section 1.1, for Manufacture and Test by SII.

4.4 Section 4.4 shall be deleted in its entirety and restated to read as follows:

      4.4 PRODUCTION CONTROL REPORTING. In accordance with the CYMER/Seiko Procedures Manual, the requirements and terms of which are included as part of this Agreement, SII shall send CYMER USA and CJI monthly updates reporting the status of all Products previously ordered by CJI and currently in progress.

4.6   The first, second, third, fifth, sixth and seventh sentences in Section
4.6 shall be deleted in their entirety.

5. The heading for Section 5 of the Agreement shall be deleted in its entirety and restated to read as follows:

      MANUFACTURING FEE AND FORECASTS

5.1 The first paragraph of Section 5.1 shall be deleted in its entirety and restated to read as follows:

      5.1 MANUFACTURING FEE. The manufacturing fee for all Products from the date of this Agreement until April 1, 2001, shall be those prices calculated in Attachment A and shall be paid to SII in Japanese Yen. CJI's orders for Products Manufactured and Tested by SII shall be requested through a CJI manufacturing order, a copy of which is provided as part of Attachment B, and whose terms shall be incorporated as part of this Agreement. After April 1, 2001, the Parties shall use their best efforts to negotiate the manufacturing fee for Products for the subsequent year. The Parties shall use their best efforts to determine the Product manufacturing fee for the subsequent year by December 31 of the preceding year (i.e., December 31, 2000 shall be the deadline for determining Product manufacturing fees for the annual period April 1, 2001 to March 31, 2002).

5.1 The first sentence of the second paragraph of Section 5.1 shall be deleted in its entirety and restated to read as follows:

      Quarterly adjustments may be made to Product manufacturing fees during any period based upon CYMER's cycle time adjustments which are substantiated by the joint CYMER/SII quarterly review process.

5.2 The second paragraph of Section 5.2 shall be deleted in its entirety and restated to read as follows:

      Subject to orders for Product permanently residing in Japan, the production orders to SII will be a minimum of (i) thirty percent (30%) of the combined CYMER and SII production during SII's first year of production, (ii) forty percent (40%) of the combined CYMER and SII production during SII's second year of production, and (iii) fifty percent (50%) of the combined CYMER and SII production thereafter; provided, however, that in all events SII's production, shall not exceed the aggregate sales during the respective period for Product permanently residing in Japan. Upon thirty (30) days notice to CYMER, SII shall have the right to inspect the sales and manufacturing records of CYMER during normal business hours for the purpose of verifying CYMER's compliance with minimum order requirements.

5.3 The subheading of Section 5.3 shall be deleted in its entirety and restated to read as follows:

      FORECASTS AND MANUFACTURING OBLIGATIONS.

5.3 All references to CYMER in Section 5.3 shall be deleted and replaced with CJI.

5.4 Section 5.4 shall be deleted in its entirety and restated to read as follows:

      5.4 SUPPLY. During the term of this Agreement, SII will use its best efforts to accept and fulfill all CJI manufacturing orders for Products up to the quantities as set forth in CJI's current forecast, with a timeliness substantially equivalent to CJI's then current response time for customer orders and shall also use its best efforts to fulfill CJI's orders for additional Products.

5.5 Section 5.5 shall be deleted in its entirety and restated to read as follows:

      5.5 ORDER AND ACCEPTANCE. All orders for Products shall be initiated by written manufacturing orders sent by CJI to SII by facsimile or courier and requesting a delivery date during the term of this Agreement which is not earlier than ninety (90) days after the date of the order. All orders shall be confirmed or rejected in writing by SII within five (5) SII business days after receipt by SII. Orders shall be made by manufacturing orders, which shall set forth the requested model number, delivery date, quantity, manufacturing fee and delivery destinations of the ordered Products. Except for such items, the terms and conditions of such manufacturing orders will be of no force or effect.

5.6 Section 5.6 shall be deleted in its entirety and restated to read as follows:

      5.6 TRANSPORTATION AND RISK OF LOSS. All shipments of materials and/or Products between the Parties shall be at the expense of CYMER, and risk of loss or damage to materials and/or Products shall be borne by CYMER at all times.

6. Section 6 shall be deleted in its entirety and restated to read as follows:

      MANUFACTURING TERMS AND CONDITIONS

      6.1 MANUFACTURING ORDERS. Any manufacturing orders placed by CJI pursuant to this Agreement that are accepted by SII shall be subject to this following terms: (i) payment to SII by CJI net sixty (60) days after delivery of Products to third parties designated exclusively by CJI; and (ii) payment by CJI of sales, use, excise or other similar tax applicable to the sale of Product. The form of payment shall be a 90 day draft by CJI.

7.2 The first paragraph of Section 7.2 shall be deleted in its entirety and restated to read as follows:

      7.2 WARRANTY. SII shall warrant that each Product delivered to third parties designated exclusively by CJI meets, and shall have been manufactured in accordance with the Specifications. Additionally, SII shall warrant for the period set forth below that the Product shall be free from defects in material and workmanship ("Defects"), except for defects arising from SII's compliance with the Specifications, or any materials or equipment supplied by CYMER. The warranty period shall be one year after delivery to a third-party designated exclusively by CJI. The parties shall enter into good faith negotiations to amend the warranty period upon the reasonable request of one party. To the extent that a customer of CYMER's agrees to a shorter warranty period from CYMER, CYMER shall reduce the required warranty period from SII for the respective customer by the same amount of time. All at SII's expense, CYMER shall be entitled, within forty-five (45) days after expiration of the Warranty Period, to return to SII any Product which has Defects directly traceable to SII and not defects arising from SII's compliance with the specifications or materials or equipment supplied by CYMER, and to require SII to provide, at CYMER's option, either a refund, credit or replacement Product within forty-five
(45) days. Any Product returned for replacement in accordance with this Section shall be refurbished and delivered as instructed by CJI in accordance with this Agreement. Should the Parties mutually agree to have the assembly of certain Level 3 Proprietary Modules included as part of the definition of Manufacture and Test, the warranty terms for such assembly shall be included in the written addendum evidencing the Parties agreement to extend the definition to include the aforementioned assembly work. Under no circumstances shall title to any returned Product be deemed to pass to SII. All returned Products shall continue to be construed and interpreted as "Products" as defined in this Agreement.

8. Section 8 shall be deleted in its entirety and restated to read as follows:

      CYMER USA shall retain ownership of all designs, process technology, trade secrets, patents, copyrights, software, masked works, tooling, product and testing information, Technical Information, and Specifications, as well as all other information, data and materials related to the Product, including Proprietary Modules and all other subcomponents and parts which constitute the Product, which are provided by CYMER to SII for the purposes of the Manufacture and Testing by SII, including all improvements, modifications, enhancements and refinements to the Product ("Product Improvements"), which shall be deemed under this Agreement to be proprietary information and shall be considered CYMER USA's confidential information (as defined below).

      SII has covenanted that it will not attempt to reverse-engineer, disassemble, de-compile, or take any other action to determine the structure, design, or method of operation of the component parts, devices, Proprietary Modules, hardware, firmware or software (either separate or embedded and made a part of a component part, device or module) supplied to SII for final assembly of the Product, or contained in or used with the Test Equipment used for final testing of the Product. If SII discovers an improvement in the Manufacture and Test process, SII will notify CYMER by submitting an ECO describing the proposed improvement. CYMER shall review the ECO and determine if the proposed change is to be included in the Product. If CYMER authorizes the ECO, SII shall grant CYMER USA and CJI the nonexclusive, perpetual, world-wide, irrevocable right to make, have made, use, and/or sell the improvement in all of CYMER's product line listed in Exhibit "A". If CYMER and SII agree, by a mutually executed addendum, to extend the definition of Manufacture and Test to include the assembly by SII of certain (Level 3) Proprietary Modules, the addendum shall provide to SII the right to request additional information and design details related to said Modules, necessary to enable SII to perform the assembly work.

         If SII determines that certain improvements could be made to the Level 3 Modules ("Product Improvement" or "Product Improvements" or "Process and Product Improvements"), SII will immediately notify CYMER by submitting an ECO describing the proposed Product Improvement. CYMER shall review the ECO and determine the feasibility of utilizing the proposed change in the Product. If CYMER determines that the Product Improvement is of value, CYMER and SII shall enter into a separate joint development agreement to allow the Parties to test the viability of the proposed Product Improvement. The rights to any such Product Improvement to any Level 3 Modules shall be dependent upon the specific module assembled by SII, and shall be negotiated between the Parties prior to SII commencing any assembly work incorporating the change into the Product. Under any such joint development agreement, CYMER USA and CJI shall be granted at least the exclusive perpetual, world-wide, irrevocable right to make, have made, use, and/or sell the Product Improvement in all CYMER Products in the field of excimer laser systems.

      Likewise, CYMER shall inform SII of any product improvements it may incorporate into the Product, to the extent necessary to allow SII to complete the manufacture and test of the Product as provided in this Agreement.

      Process and Product Improvements proposed by SII for ECO implementation by CYMER remain the property of SII subject to license to CYMER as stated in this Agreement.

11.3 Section 11.3 shall be deleted in its entirety and shall be restated to read as follows:

      11.3 TERMINATION FOR INSOLVENCY. This Agreement shall terminate upon written notice by the other party in the event of (i) the institution by or against SII or CYMER USA of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of SII's or CYMER USA's debts, (ii) upon SII's or CYMER USA's making an assignment for the benefit of creditors, or
(iii) upon SII's or CYMER USA's dissolution or ceasing to do business. All the rights and obligations of CJI under this Agreement shall automatically be assumed by CYMER USA in the event of (i) the institution by or against CJI of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of CJI's debts, (ii) upon CJI's making an assignment for the benefit of creditors, or (iii) upon CJI's dissolution or ceasing to do business.

19. The last two sentences of Section 19 shall be deleted in their entirety and restated to read as follows:

      The facsimile number for notices to SII shall be 043-211-8724. The facsimile number for notices to CYMER shall be (858) 385-7100.

20. The first sentence of Section 20 shall be deleted in its entirety and restated to read as follows:

      With the exception of the relationship between CYMER USA and CJI, the relationship of the parties to this Agreement is that of arms-length negotiators, and the parties expressly agree that neither party is the agent of the other and that neither party has any express or implied authority to act on behalf of or make any representations whatsoever on behalf of each other.

21. The second to last sentence of Section 21 shall be deleted in its entirety and restated to read as follows:

      No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by each party.

      IN WITNESS WHEREOF, the parties hereto have caused this ADDENDUM NO. 2 to the CONTRACT MANUFACTURE AGREEMENT - LITHOGRAPHY LASER to be executed by their authorized representatives.

CYMER, INC.                               SEIKO INSTRUMENTS INC.
a Nevada corporation                      Scientific Instruments Division,
                                          a Japanese corporation


By:    /s/ William A. Angus, III          By:    /s/ Yoshihiko Teramoto
   --------------------------------          --------------------------------
Name:  William A. Angus, III              Name:  Yoshihiko Teramoto
Title: Senior Vice President,             Title: Division Manager
       Chief Financial Officer



CYMER JAPAN, INC.:
a Japanese corporation



By:    /s/ Pascal Didier
   --------------------------------
Name:  Pascal Didier
Title: President

               SEIKO INSTRUMENTS CONTRACT MANUFACTURING AGREEMENT
                        MANUFACTURING FEE COMPUTATION
                              DECEMBER, 1999

     The annual manufacturing fee per unit ("P") shall be determined based on Fig. A, below.

                                    FIG. A


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   FISCAL YEAR (APRIL TO MARCH) ORDERS TO SII:             $ FEE                 EXHCHANGE              P= * FEE
      N=NUMBER OF UNITS ORDERED BY CYMER                  per UNIT                 RATE                 per UNIT
-------------------------------------------------     ----------------        ---------------       ----------------
              N LESS THAN 60                           $  59,847                   110               JPY  6,583,170

            60 LESS THAN OR EQUAL TO N LESS THAN 80    $  55,000                   110               JPY  6,050,000

            80 LESS THAN OR EQUAL TO N LESS THAN 100   $  45,000                   110               JPY  4,950,000

           100 UNITS LESS THAN=N                       $  40,000                   110               JPY  4,400,000
---------------------------------------------------------------------------------------------------------------------


The manufacturing fee per unit for the first three Quarters of any year (April to December) shall be determined based on the cumulative year-to-date total number of units through that Quarter, in accordance with Fig. B, below. The unit price in the final Quarter of any year (January to March) shall be determined according to the following explanation: First computing the annual manufacturing fee "P" based on cumulative year-to-date units (Fig. A, above). The fee so computed is then to be reduced by all fees paid for the prior three Quarters, and then divided by actual Q4 units to determine the Q4 unit manufacturing fee "P4".


                                    FIG. B

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Q1 (Apr-Jun)               P1          Q2 (Jul-Sep)             P2          Q3 (Oct-Dec)            P3          Q4 (Jan-Mar) P4
------------          ------------     ------------         ----------      ------------        -----------     ---------------
NTD LESS THAN 15        6,583,170      NTD LESS THAN 30      6,583,170     NTD LESS THAN 45       6,583,170         Based on
15 LESS THAN OR EQUAL                  30 LESS THAN OR EQUAL               45 LESS THAN OR EQUAL                Fig. A. and the
  TO NTD LESS THAN 20   6,050,000       TO NTD LESS THAN 40  6,050,000       TO NTD LESS THAN 60  6,050,000
20 LESS THAN OR EQUAL                  40 LESS THAN OR EQUAL               60 LESS THAN OR EQUAL                  explanation
  TO NTD LESS THAN 25   4,950,000       TO NTD LESS THAN 50  4,950,000        TO NTD LESS THAN 75 4,950,000            above
25 LESS THAN OR EQUAL   4,400,000      50 LESS THAN OR       4,400,000     75 LESS THAN OR        4,4000,000
  TO NTD                                  EQUAL TO NTD                        EQUAL TO NTD
----------------------------------     --------------------------------      --------------------------------   ---------------
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

* Where NTD = Cumulative year-to-date units ordered by CJI, "Q1" "Q2" "Q3" and "Q4" refer to fiscal Quarters, N and NTD include ELS-5000 and ELS-6000.

P1 = Manufacturing fee per unit for Quarter 1, P2 = Manufacturing fee per unit for Quarter 2.

P3 = Manufacturing fee per unit for Quarter 3, and P4 = Manufacturing fee per unit for Quarter 4.

The annual manufacturing fee per unit ("P") and the quarter manufacturing fee per unit ("P1""P2""P3") of ELS-6000 shall be calculated by each "P","P1","P2" or "P3" for ELS-5000 (Fig. A and Fig. B above) times the Multiplication Factor. The Multiplication Factor shall be mutually agreed by the start of manufacture of ELS-6000 units at SII.

                                Attachment "A"